As filed with the Securities and Exchange Commission on January 3, 2012

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-145610)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-145609)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-127296)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-76324)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-41226)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-41224)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-51959)

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

American Tower Corporation

(Exact name of registrant as specified in its charter)

Delaware	65-0723837
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

116 Huntington Avenue

Boston, Massachusetts 02116

(617) 375-7500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

American Tower Corporation 2007 Equity Incentive Plan

Amended and Restated American Tower Systems Corporation 1997 Stock Option Plan

SpectraSite, Inc. 2003 Equity Incentive Plan

American Tower Corporation 2000 Employee Stock Purchase Plan

American Tower Retirement Savings Plan

(Full Titles of the Plans)

Edmund DiSanto, Esq.

Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

American Tower Corporation

116 Huntington Avenue

Boston, Massachusetts 02116

(617) 375-7500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sandra L. Flow, Esq.

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006-1470

Tel: (212) 225-2000

Fax: (212) 225-3999

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

On December 31, 2011, as part of the plan to reorganize the business operations of American Tower Corporation, a Delaware corporation, so that it can elect to qualify as a real estate investment trust (REIT) for federal income tax purposes, American Tower Corporation merged with and into its wholly owned subsidiary, American Tower REIT, Inc., a Delaware corporation, with American Tower REIT, Inc. as the surviving corporation. We refer to American Tower Corporation as the Predecessor Registrant and American Tower REIT, Inc. as the Registrant. The merger occurred pursuant to an Agreement and Plan of Merger, dated as of August 24, 2011, which we refer to as the merger agreement, and was approved by the requisite vote of stockholders at a special meeting of the stockholders of the Predecessor Registrant held on November 29, 2011. At 11:59 p.m., Eastern Time, on December 31, 2011, the effective time of the merger, the Registrant changed its name from “American Tower REIT, Inc.” to “American Tower Corporation.” Immediately after the merger, the Registrant commenced, directly or indirectly, conducting all of the business conducted by the Predecessor Registrant immediately prior to the Merger. Unless otherwise indicated, references to “we,” “us,” “our,” the “Company” and “American Tower Corporation” refer to the Registrant, its subsidiaries and its predecessor, the Predecessor Registrant.

At the effective time of the merger, pursuant to the merger agreement, the outstanding shares of the Predecessor Registrant’s Class A common stock, par value $0.01 per share, were converted into the right to receive an equal number of shares of the Registrant’s common stock, par value $0.01 per share, which are subject to certain share ownership and transfer restrictions designed to protect the Registrant’s ability to qualify for REIT status.

The issuance of the shares of the Registrant’s common stock was registered under the Securities Act of 1933, as amended, pursuant to the Registrant’s registration statement on Form S-4 (File No. 333-174684), which was declared effective by the U.S. Securities and Exchange Commission on September 22, 2011. Shares of the Registrant’s common stock trade on the same exchange, the New York Stock Exchange, and under the same symbol, “AMT,” as the shares of the Predecessor Registrant Class A common stock prior to the merger.

At the effective time of the merger, Registrant assumed all of the Predecessor Registrant’s obligations under the following plans (the “Plans”):

•	American Tower Corporation 2007 Equity Incentive Plan;

•	Amended and Restated American Tower Systems Corporation 1997 Stock Option Plan;

•	SpectraSite, Inc. 2003 Equity Incentive Plan;

•	American Tower Corporation 2000 Employee Stock Purchase Plan; and

•	American Tower Retirement Savings Plan.

Each outstanding option to purchase Predecessor Registrant Class A common stock and each other right to receive Predecessor Registrant Class A common stock under the Plans converted into an option to purchase or right to receive the same number of shares of Registrant common stock, with the same rights and conditions as the corresponding Predecessor Registrant option and other rights to receive Predecessor Registrant Class A common stock under the Plans prior to the merger.

This Post-Effective Amendment pertains to the adoption by Registrant of the following Registration Statements of the Predecessor Registrant (collectively, the “Registration Statements”):

i.	(No. 333-145610) originally covering 30,000,000 shares of Class A common stock (American Tower Corporation 2007 Equity Incentive Plan);

ii.	(No. 333-145609) originally covering 9,273,267 shares of Class A common stock (Amended and Restated American Tower Systems Corporation 1997 Stock Option Plan);

iii.	(No. 333-127296) originally covering 9,897,201 shares of Class A common stock (SpectraSite, Inc. 2003 Equity Incentive Plan);

iv.	(No. 333-76324) originally covering 3,000,000 shares of Class A common stock (Amended and Restated American Tower Systems Corporation 1997 Stock Option Plan);

v.	(No. 333-41226) originally covering 5,000,000 shares of Class A common stock (American Tower Corporation 2000 Employee Stock Purchase Plan);

vi.	(No. 333-41226) originally covering 2,000,000 shares of Class A common stock (American Tower Retirement Savings Plan);

vii.	(No. 333-41224) originally covering 9,000,000 shares of Class A common stock (Amended and Restated American Tower Systems Corporation 1997 Stock Option Plan); and

viii.	(No. 333-51959) originally covering 15,000,000 shares of Class A common stock (Amended and Restated American Tower Systems Corporation 1997 Stock Option Plan).

This Post-Effective Amendment is being filed by the Registrant pursuant to Rule 414 under the Securities Act, as the successor issuer to the Predecessor Registrant following the merger. In accordance with Rule 414(d), the Registrant, as successor to the Predecessor Registrant, hereby expressly adopts the Registration Statements as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended. Registration fees were paid at the time of the filing of the Registration Statements.

PART II

Item 3.	Incorporation of Documents by Reference

We are subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Exchange Act, and in accordance therewith file reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in these Post-Effective Amendments by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Commission on February 28, 2011;

•

our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011 filed with the Commission on May 5, 2011, August 4, 2011 and November 2, 2011, respectively;

•

our Current Reports on Form 8-K filed with the Commission on January 31, 2011, March 8, 2011, March 16, 2011, April 12, 2011, May 19, 2011, June 3, 2011, June 3, 2011, August 25, 2011, September 7, 2011, September 22, 2011, October 4, 2011, October 6, 2011, November 29, 2011, December 8, 2011 and January 3, 2012. Notwithstanding the foregoing, information furnished but not filed in any current report on Form 8-K, including the related exhibits, is not deemed referenced herein; and

•	the description of our Common Stock contained in Exhibit 4.1 to Form 8-K filed with the Commission on January 3, 2012, and any subsequent amendments and reports filed to update that description.

Item 6.	Indemnification of Directors and Officers

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or DGCL, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Subsection (d) of Section 145 of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith and that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Article XII of our By-laws provides that we shall indemnify each person who is or was an officer or director of the Registrant to the fullest extent permitted by Section 145 of the DGCL.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Article Seventh of our Restated Certificate of Incorporation provides that we will indemnify and hold harmless, to the fullest extent permitted by applicable law, as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was a director, officer, or employee of the Registrant or is or was serving at the request of the Registrant as a director, officer, partner, member, trustee, employee or agent of another corporation, partnership, joint venture, limited liability company, trust, or other enterprise or nonprofit entity against all liability, losses, expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such indemnitee. Notwithstanding the preceding sentence, except for proceedings to enforce rights set forth in Article Seventh, we will be required under our Restated Certificate of Incorporation to indemnify, or pay or reimburse expenses, to any director, officer, employee or other person in connection with a proceeding (or part thereof) commenced by such indemnitee only if the commencement of such proceeding (or part thereof) by the indemnitee was authorized by our board of directors. Expenses (including attorneys’ fees) incurred by a current officer or director of the Registrant in defending any civil, criminal, administrative or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification under the our Restated Certificate of Incorporation shall be paid or reimbursed in advance of the final disposition of such matter upon receipt of an undertaking by such director or officer to repay such amount unless it is determined that such person is entitled to be indemnified by the Registrant under Article Seventh.

Under Delaware law, directors of the Registrant will remain liable for the following:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

•	the payment of dividends, stock repurchases or redemptions that are unlawful under Delaware law; and

•	any transaction in which the director receives an improper personal benefit.

We have purchased directors’ and officers’ liability insurance which would indemnify our directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

The form Underwriting Agreement, which is incorporated by reference as Exhibit 1 to this Registration Statement, provides for indemnification of, or contribution to, our officers that sign this Registration Statement and directors by the underwriters against certain liabilities under the Securities Act of 1933, as amended, in certain instances.

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of the registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 3rd day of January, 2012.

AMERICAN TOWER CORPORATION

By:	/S/ EDMUND DISANTO
Edmund DiSanto Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Edmund DiSanto as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, these Post-Effective Amendments have been signed by the following persons in the capacities and on the dates indicated. This document may be executed in counterparts that when so executed shall constitute one registration statement, notwithstanding that all of the undersigned are not signatories to the original of the same counterpart.

Signatures	Title	Date

/S/ JAMES D. TAICLET, JR.	Chairman, President and Chief	January 3, 2012
(James D. Taiclet, Jr.)	Executive Officer
(Principal Executive Officer)

/S/ THOMAS A. BARTLETT	Executive Vice President and Chief Financial	January 3, 2012
(Thomas A. Bartlett)	Officer (Principal Financial Officer)

/S/ ROBERT J. MEYER, JR.	Senior Vice President, Finance and Corporate	January 3, 2012
(Robert J. Meyer, Jr.)	Controller (Principal Accounting Officer)

/S/ RAYMOND P. DOLAN	Director	January 3, 2012
(Raymond P. Dolan)

/S/ RONALD M. DYKES	Director	January 3, 2012
(Ronald M. Dykes)

/S/ CAROLYN F. KATZ	Director	January 3, 2012
(Carolyn F. Katz)

/S/ GUSTAVO LARA CANTU	Director	January 3, 2012
(Gustavo Lara Cantu)

Signatures	Title	Date

/S/ JOANN A. REED	Director	January 3, 2012
(Joann A. Reed)

/S/ PAMELA D. A. REEVE	Director	January 3, 2012
(Pamela D. A. Reeve)

/S/ DAVID E. SHARBUTT	Director	January 3, 2012
(David E. Sharbutt)

/S/ SAMME L. THOMPSON	Director	January 3, 2012
(Samme L. Thompson)

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1	Restated Certificate of Incorporation of the Registrant, as filed with the Secretary of the State of Delaware effective as of December 31, 2011, incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed with the SEC on January 3, 2012 (File No. 001-14195).

4.2	Amended and Restated By-Laws of the Registrant, adopted effective as of December 31, 2011, incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 3, 2012 (File Number 001-14195).

10.1	American Tower Systems Corporation 1997 Stock Option Plan, as amended, incorporated by reference to Exhibit 10.1 to the Predecessor Registrant’s Annual Report on Form 10-K filed with the SEC on February 28, 2011 (File No. 001-14195).

10.2	American Tower Corporation 2000 Employee Stock Purchase Plan, as amended and restated, incorporated by reference to Exhibit 10.5 to the Predecessor Registrant’s Annual Report on Form 10-K filed with the SEC on February 28, 2011 (File No. 001-14195).

10.3	2003 Equity Incentive Plan of SpectraSite, Inc. (incorporated by reference from Exhibit 10.6 to the SpectraSite Holdings, Inc. Current Report on Form 8-K (File No. 000-27217) filed on February 11, 2003).

10.4	American Tower Corporation 2007 Equity Incentive Plan, incorporated by reference to Exhibit 10.8 to the Predecessor Registrant’s Annual Report on Form 10-K filed with the SEC on February 28, 2011 (File No. 001-14195).

5.1*	Opinion of Cleary Gottlieb Steen & Hamilton LLP.

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith